Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	455,000 (2)	$218.53 (3)	$99,431,150.00	$147.60 per $1,000,000	$14,676.04
Total Offering Amounts					$99,431,150.00		$14,676.04
Total Fee Offsets							$—
Net Fee Due							$14,676.04
(1)In accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.
(2)Represents 455,000 shares of Common Stock authorized for issuance under the Plan.
(3)Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee on the basis of the average of the high and low prices per share of the Company’s Common Stock reported on The New York Stock Exchange on June 7, 2024.